ANNEX XI
TO
SECURITIES PURCHASE AGREEMENT
<PROTOTYPE FOR EACH ISSUANCE>

FORM OF PROMISSORY NOTE

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES OR AN OPINION OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.
No. 08– [1]- [2]	US $__________[3]

ST. GEORGE INVESTMENTS, LLC

7.5% SECURED PROMISSORY NOTE SERIES 08-___4

FOR VALUE RECEIVED, ST. GEORGE INVESTMENTS LLC, a limited liability company organized and existing under the laws of the State of Illinois (the "Debtor"), promises to pay to AMERICAN SECURITY RESOURCES CORPORATION, the registered holder hereof (the "Company"), the principal sum of _____________________ and  00/100  Dollars (US $_______)5 on the Maturity Date (as defined below) and to pay interest on the principal sum outstanding from time to time in arrears at the rate of 7.5% per annum, accruing from ______________, 20__,6 the date of initial issuance of this Promissory Note (the “Issue Date”), to the Maturity Date. Interest shall accrue monthly (pro-rated on a daily basis for any period longer or shorter than a month) from the Issue Date and shall be payable in cash.

This Promissory Note is being issued pursuant to the terms of the Securities Purchase Agreement, dated as of February 28, 2008 (the “Securities Purchase Agreement”), to which the Company and the Debtor are parties.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Securities Purchase Agreement.

This Promissory Note represents all or a portion of the Debenture Purchase Price for the Company’s 7.75% Convertible Debenture Series 08-__ No. 08-  -   , in the original principal amount of $___________7 issued to the Debtor on the Issue Date (the “Specific Debenture”).  This Promissory Note is the Specific Purchase Note referred to in the Specific Debenture.

This Promissory Note is subject to the following additional provisions:

1.           This Promissory Notes will initially be issued in denominations determined by the Debtor, but are exchangeable for an equal aggregate principal amount of Promissory Notes of different denominations, as requested by the Company surrendering the same.  No service charge will be made for such registration or transfer or exchange.

2.           The Debtor shall be entitled to withhold from all payments of principal of, and interest on, this Promissory Note any amounts required to be withheld under the applicable provisions of the United States income tax laws or other applicable laws at the time of such payments, and Company shall execute and deliver all required documentation in connection therewith.

3.           A.           The Debtor shall have the right to prepay any or all of the outstanding principal of this Promissory Note at any time or from time to time, without the prior written consent of the Company in each instance, provided, however, that any such payment shall be applied in the priority provided in Section 3(B) hereof.

B.           Except as may specified in a specific provision of this Promissory Note, any payments under this Promissory Note shall be applied in the following order of priority: (i)  first to Other Costs (as defined below), (ii) then, to accrued but unpaid interest; and (iii) then, to principal in the inverse order of maturity.

4.           A.           The term “Maturity Date” means the earlier of (i) __________, 20__8 (the “Scheduled Maturity Date”) or (ii) the Required Prepayment Date (as defined below).

B.           The term “Required Prepayment Date” means, subject, however, to the provisions of Section 4(C) through (E) below, (i) if this Promissory Note is No. 1 of this Series, the date which is six (6) months after the Issue Date, and (ii) if this Promissory Note is No. 2 or higher of this Series, the date which is one month after the Required Prepayment Date of the Promissory Note with the immediate preceding No. of this Series.9

C.           Any other provision hereof to the contrary notwithstanding, if, but for the giving of notice or the passage of time or both, there would an Event of Default under the Specific Debenture (a “Potential Event of Default”) on the Required Prepayment Date, then the Required Prepayment Date shall be deferred until the date which is twenty (20) Trading Days after there has been no Potential Event of Default under the Specific Debenture.  If the Required Prepayment Date of any Promissory Note in this Series is deferred as a result of this Section 4(C), the provisions of clause (ii) of Section 4(B) shall continue to apply with respect to the Required Payment Date of the Promissory Note or Notes, if any, with succeeding No(s). of this Series.  If applicable, the provisions of Section 4(D) or Section 4(E) hereof shall supersede the provisions of this Section 4(C).

D.           Any other provision hereof (including, but not necessarily limited to the provisions of Section 4(C) or 4(E) hereof) notwithstanding, if, at any time on or before the Required Prepayment Date (as originally scheduled or as deferred by this Section 4(C)), there is an Event of Default under the Specific Debenture (either because there is no requirement for the giving of notice or the passage of time or both or if, and to the extent, so provided in the Specific Debenture, the relevant notice has been given or the relevant passage of time has occurred or both have occurred), then the there shall be no obligation to make any payment on a Required Prepayment Date for this Promissory Note or for any Promissory Note or Notes, if any, with succeeding No(s). of this Series.

E.           Any other provision hereof (including, but not necessarily limited to the provisions of Section 4(C) or 4(D) hereof) notwithstanding, no Required Prepayment Date for this Note shall occur until the Company shall have provided the Holder with a written opinion of counsel to the Company that, subject only to the payment or other satisfaction in full of this Note, the Holder would be eligible to sell all Conversion Shares issuable on conversion of the Specific Debenture under Rule 144 on or after the date which is the later of (i) the Conversion Date (as used in the Specific Debenture) for such share or (ii) the date which is six months from the Issue Date.

5.           Subject to the terms of the Securities Purchase Agreement, no provision of this Promissory Note shall alter or impair the obligation of the Debtor, which is absolute and unconditional, to pay the principal of, and interest on, this Promissory Note at the time, place, and rate, and in the coin or currency as applicable, as herein prescribed.

6.           A.           The obligations of the Debtor under this Promissory Note are secured under the terms of that certain Security Interest and Pledge Agreement, dated as of February ___, 2008 (the “Pledge Agreement”), to which the Debtor and the Company are parties, the terms of which are incorporated herein by reference. If the Company forecloses on any of the Pledged Certificates, the obligations of the Debtor will be reduced only to the extent of the proceeds actually realized from such foreclosure, in the priority specified in Section 3(B) hereof.

7.           Except as provided in Sections 4 and 5 above or in a separate instrument signed by the party to be charged therewith, no recourse shall be had for the payment of the principal of, or the interest on, this Promissory Note, or for any claim based hereon, or otherwise in respect hereof (including, but not limited to, a claim for Other Costs), against any incorporator, shareholder, officer or director, as such, past, present or future, of the Debtor or any successor entity, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

8.           All payments contemplated hereby to be made “in cash” shall be made in immediately available good funds of United States of America currency by wire transfer to an account designated in writing by the Company to the Debtor (which account may be changed by notice similarly given).

9.           The Company, by acceptance hereof, agrees that this Promissory Note is being acquired for investment and that the Company will not offer, sell or otherwise dispose of this Promissory Note, except under circumstances which will not result in a violation of the Securities Act of 1933, as amended, or any applicable state Blue Sky or foreign laws or similar laws relating to the sale of securities.

10.           A.           This Promissory Note shall be governed by and construed in accordance with the laws of the State of Illinois for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws.  Each of the parties consents to the exclusive jurisdiction of the federal courts whose districts encompass any part of the City of Chicago or the state courts of the State of Illinois sitting in the City of Chicago in connection with any dispute arising under this Promissory Note and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non coveniens, to the bringing of any such proceeding in such jurisdictions.

B.           In the event of any litigation or dispute arising from this Debenture or any of the other Transaction Agreements, the parties agrees that the party which is awarded the most money shall be deemed the prevailing party for all purposes and such prevailing party shall be entitled to an additional award from the other party for the full amount of the attorneys’ fees and expenses paid or payable by such prevailing party in connection with the litigation and/or dispute, without reduction or apportionment based upon the individual claims or defenses giving rise to such fees and expenses.  If such award is made in favor the Company, such award is referred to as “Other Costs.” Nothing in this Section 10(B) shall restrict or impair a court’s power to award fees and expenses to any party for frivolous or bad faith pleading by the other party.

11.           JURY TRIAL WAIVER.   The Company and the Debtor hereby waive a trial by jury in any action, proceeding or counterclaim brought by either of the Parties hereto against the other in respect of any matter arising out of or in connection with this Promissory Note.

12.           The term "Event of Default" means the Debtor shall default in the payment of any outstanding principal or accrued but unpaid interest on this Promissory Note or any other Promissory Note issued in this Series on the Scheduled Maturity Date specified in such Promissory Note.

13.           Any notice required or permitted hereunder shall be given in manner provided in the Section headed "NOTICES" in the Securities Purchase Agreement, the terms of which are incorporated herein by reference.

14.           In the event for any reason, any payment by or act of the Debtor or the Company shall result in payment of interest which would exceed the limit authorized by or be in violation of the law of the jurisdiction applicable to this Promissory Note, then ipso facto the obligation of the Debtor to pay interest or perform such act or requirement shall be reduced to the limit authorized under such law, so that in no event shall the Debtor be obligated to pay any such interest, perform any such act or be bound by any requirement which would result in the payment of interest in excess of the limit so authorized.  In the event any payment by or act of the Debtor shall result in the extraction of a rate of interest in excess of a sum which is lawfully collectible as interest, then such amount (to the extent of such excess not returned to the Debtor) shall, without further agreement or notice between or by the Debtor or the Company, be deemed applied to the payment of principal, if any, hereunder immediately upon receipt of such excess funds by the Company, with the same force and effect as though the Debtor had specifically designated such sums to be so applied to principal and the Company had agreed to accept such sums as an interest-free prepayment of this Promissory Note.  If any part of such excess remains after the principal has been paid in full, whether by the provisions of the preceding sentences of this Section or otherwise, such excess shall be deemed to be an interest-free loan from the Debtor to the Company, which loan shall be payable immediately upon demand by the Debtor.  The provisions of this Section shall control every other provision of this Promissory Note.

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1 Insert unique series letter  for Promissory Notes issued on particular Closing Date (e.g., A for Notes issued on Initial Closing Date, B for Promissory Notes issued on first Additional Closing Date, etc.).

2Insert unique Note number for each Promissory Note in a series.

3Amount to be determined by Debtor, as provided in Section 1(c)(i) of the Securities Purchase Agreement.

4See fn 1.

5See fn 3.

6Insert the relevant Closing Date.

7 Insert specific information from relevant Specific Debenture for which this Promissory Note is the Specific Purchase Note.

8 Insert date which is the fourth anniversary of the relevant Closing Date.

9 Thus, No. 2 in this Series would have a Required Prepayment Date which is seven (7) months after the Issue Date, No. 3 in this Series would have a Required Prepayment Date which is eight (8) months after the Issue Date, and so on.  If the provisions of Section 4(C) hereof apply, any such Required Prepayment Date would be deferred as provided therein.

IN WITNESS WHEREOF, the Debtor has caused this instrument to be duly executed by an officer thereunto duly authorized.

ST. GEORGE INVESTMENTS LLC

Dated: _________________, 20___	By:_______________________________________
__________________________________________
(Print Name)
__________________________________________
(Title)